Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.2 to the Registration Statement (No. 333-216621) on Form S-3 of Meridian Waste Solutions, Inc. of:

a)	our report dated April 17, 2017 relating to the consolidated financial statements of Meridian Waste Solutions, Inc., appearing in the Annual Report on Form 10-K and 10-K/A of Meridian Waste Solutions, Inc. for the year ended December 31, 2016, and

b)	our report dated May 1, 2017 relating to the combined and consolidated financial statements of The CFS Group, appearing in Amendment No. 1 to the Current Report on Form 8-K filed by Meridian Waste Solutions, Inc. filed on May 1, 2017.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus, which is a part of the Registration Statement.

/s/ Hein & Associates LLP

Denver, Colorado

June 15, 2017